EXHIBIT 99.1

Winstar Closes $900 Million Investment From Microsoft and Leading Investment
Firms

NEW YORK--(BUSINESS WIRE)--Feb. 2, 2000--WINSTAR COMMUNICATIONS, INC. (NASDAQ:
WCII) today announced the closing of the previously announced $900 million investment by the Microsoft Corporation and several leading investment firms including Credit Suisse First Boston Equity Partners, L.P.; Welsh, Carson, Anderson and Stowe, VIII, L.P.; and Cascade Investments.

The $900 million investment will be used to fund Winstar's business plan and expand its network. The investment is in the form of convertible preferred stock, which converts into common stock at $67.50 per share. Lawrence B. Sorrel, a General Partner of Welsh, Carson, Anderson and Stowe, and Hartley R. Rogers, Managing Director and Co-Head of Credit Suisse First Boston Equity Partners, L.P., have joined Winstar's Board of Directors.

         About Credit Suisse First Boston Equity Partners, L.P.

Credit Suisse First Boston Equity Partners, L.P., is a part of Credit Suisse First Boston Private Equity Division, the global private equity arm of the Credit Suisse Group, a global financial services company providing a comprehensive range of banking and insurance products. Together with its international private equity funds, the Credit Suisse First Boston Private Equity Division now has committed capital of approximately $3.6 billion, with dedicated professionals working in five offices around the world.

         About Welsh, Carson, Anderson and Stowe

WCAS, founded in 1979, has $8 billion of assets under management. The firm focuses exclusively on the information services, communications and healthcare industries, and invests currently out of a $3.2 billion equity fund and a $1.4 billion subordinated debt fund. In addition to this investment in Winstar, WCAS has sponsored a number of recent transactions with leading communications companies, including Amdocs Ltd., BTI Telecom, Bridge Information Systems, Inc., Centennial Cellular Corp., SpectraSite Holdings, Valor Communications and SAVVIS Communications. In aggregate, WCAS has committed approximately $1.8 billion of capital to recent communications investments, making it one of the largest private investors in the communications industry in the country.

         About Winstar

Winstar Communications, Inc. (www.winstar.com) helps companies around the globe engage in Frictionless Business(sm) through the use of seamless communications and technology. Winstar provides its customers with a comprehensive set of high-quality, digital-age broadband communications services, including high-speed Internet access and data transport, Web-based information, Web hosting and local and long distance services.





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Winstar offers its services in more than 70 markets throughout the U.S. and in
Europe, Asia and South America. It is the largest holder of broadband fixed wireless spectrum, with licenses in the top 60 U.S. markets and in 10 international markets. Winstar's broadband fixed wireless capabilities complement and extend the reach of its extensive fiber network. The company's long-haul fiber network, which supports IP (Internet Protocol), ATM (Asynchronous Transfer Mode) and frame relay, will extend more than 16,000 route miles and connect the top 60 U.S. markets. Winstar's intracity fiber network will consist of nearly 6,000 route miles in over 60 major domestic and international markets.

Winstar's Tier 1 Internet backbone and enhanced Web service offerings, including Web hosting and design, make Winstar one of the largest Internet companies in the U.S. The company's innovative applications enable businesses to take advantage of the new Internet economy. In 1999, the company launched Office.com, A Service From Winstar(sm), (www.office.com) the new online business service for small and medium-sized businesses. Office.com was ranked first overall among Online Business Centers (OBCs) by Cahners In-Stat Group.

Winstar is based in New York City. The company has strategic relationships with several leading corporations, including Lucent Technologies; Williams Communications, Inc.; CBS Corporation; and Microsoft Corporation.

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, which are described in Winstar's SEC reports, including the 10-K for the period ended December 31, 1998, and the 10- Q for the period ended September 30, 1999.

Winstar is a registered trademark, and Wireless Fiber and Frictionless Business are service marks of Winstar Communications, Inc. Office.com is a service mark of Winstar Communications, Inc., and is used under license.

CONTACT: WINSTAR
Financial Community:
Daniel Briggs
Director, Capital Market Relations

(212) 792-9032
dbriggs@winstar.com
or
Press:

Marianne Steiner

Vice President, Corporate Communications

(212) 792-9021
msteiner@winstar.com